Sub-Item 77I

Terms of new or amended securities

dreyfus opportunistic midcap value fund

dreyfus structured midcap fund

dreyfus strategic value fund

-advantage Funds, INc.

During the six-month period ended February 28, 2015, the Board of Directors of Advantage Funds, Inc., on behalf of its series, Dreyfus Opportunistic Midcap Value Fund, Dreyfus Structured Midcap Fund and Dreyfus Strategic Value Fund (each, a "Fund"), approved amendments to the plan adopted by each Fund pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended.  The amendments, effective October 1, 2014, provide that shares of Class A, Class C, Class I or Class Y of each Fund may be converted into shares of another class of that Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new class of shares of the Fund.  Shares subject to a contingent deferred sales charge at the time of the requested conversion are not eligible for conversion.

Sub-Item 77I

Terms of new or amended securities

dreyfus international value fund

dreyfus opportunistic u.s. stock fund

dreyfus technology growth fund

-advantage Funds, INc.

During the six-month period ended February 28, 2015, the Board of Directors of Advantage Funds, Inc., on behalf of its series, Dreyfus International Value Fund, Dreyfus Opportunistic U.S. Stock Fund and Dreyfus Technology Growth Fund (each, a "Fund"), approved amendments to the plan adopted by each Fund pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended.  The amendments, effective October 1, 2014, provide that shares of Class A, Class C or Class I of each Fund may be converted into shares of another class of that Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new class of shares of the Fund.  Shares subject to a contingent deferred sales charge at the time of the requested conversion are not eligible for conversion.

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